Schedule A
Dated April 30, 2018
To The
Expense Limitation Agreement
Dated April 29, 2012
Between
Touchstone Institutional Funds Trust and Touchstone Advisors, Inc.

Fund	Contractual Limit on Total Operating Expenses	Termination Date
Touchstone Sands Capital Institutional Growth Fund	0.80%	April 30, 2019

This Schedule A to the Expense Limitation Agreement is hereby executed as of the date first set forth above.

TOUCHSTONE INSTITUTIONAL FUNDS TRUST

By:	/s/Terrie Wiedenheft

TOUCHSTONE ADVISORS, INC.

By:	/s/Steven Graziano

By:	/s/Terrie Wiedenheft

Signature Page – Schedule A to Expense Limitation Agreement